Exhibit 10.1
ASSET PURCHASE AGREEMENT
among
THE SELLERS PARTY HERETO
AIG SECURITIES LENDING CORP.,
as AIG Agent
AMERICAN INTERNATIONAL GROUP, INC.,
MAIDEN LANE II LLC,
as Buyer
and
FEDERAL RESERVE BANK OF NEW YORK,
as Controlling Party
Dated as of December 12, 2008

i

SCHEDULES

Schedule A	Designated RMBS Issues
Schedule B	Sellers
Schedule C	Notice Information
EXHIBIT

Exhibit A	Cash Purchase Price Adjustment Amount Certificate
Exhibit B	Form of opinion of Sullivan & Cromwell LLP, New York counsel to each Seller and the AIG Agent
Exhibit C	Form of opinion of Richards Layton & Finger, Delaware counsel to each Delaware Seller
Exhibit D	Form of opinion of local insurance counsel to each Seller
Exhibit E	Form of opinion of in-house counsel to each Seller

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December ____, 2008 among American General Life Insurance Company (“Seller 1”), American General Life and Accident Insurance Company (“Seller 2”), The United States Life Insurance Company in the City of New York (“Seller 3”), AIG Life Insurance Company (“Seller 4”), American International Life Assurance Company of New York (“Seller 5”), American Life Insurance Company (“Seller 6”), AIG Annuity Insurance Company (“Seller 7”), The Variable Annuity Life Insurance Company (“Seller 8”), SunAmerica Life Insurance Company (“Seller 9”), First SunAmerica Life Insurance Company (“Seller 10”), AIG SunAmerica Life Assurance Company (“Seller 11”), AIG Securities Lending Corp., as agent of the Sellers (the “AIG Agent”), American International Group, Inc. (“AIG”), Maiden Lane II LLC, a Delaware limited liability company (the “Buyer”) and Federal Reserve Bank of New York in its capacity as Controlling Party (the “Controlling Party”). Each of Seller 1, Seller 2, Seller 3, Seller 4, Seller 5, Seller 6, Seller 7, Seller 8, Seller 9, Seller 10, and Seller 11 are referred to herein as a “Seller” and such entities are collectively referred to herein as the “Sellers.” Each Seller and the AIG Agent are referred to herein as a “Seller Party” and such entities are collectively referred to herein as the “Seller Parties.” Seller Parties, the Buyer and the Controlling Party are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”
RECITALS
     A. Each Seller wishes to sell to the Buyer, effective as of the Closing Date, all of its Share of each RMBS Issue.
     B. The Buyer proposes to purchase from each Seller such Seller’s Share of each RMBS Issue on the Closing Date by payment to it of its Share of the Cash Purchase Price, the Fixed Deferred Purchase Price and the Variable Deferred Purchase Price.
     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties hereto agree as follows:

ARTICLE 1
Purchase and Sale of RMBS Pool; Limited Recourse; Assignments
     Section 1.01. Purchase and Sale of RMBS Pool. Subject to the terms and conditions hereof, effective on the Closing Date, each Seller shall sell, transfer, convey and deliver to the Buyer all of its right, title and interest in and to its Share of each RMBS Issue and the Buyer hereby accepts each Seller’s Share of each such RMBS Issue in exchange for such Seller’s Share of the Cash Purchase Price and of the Deferred Purchase Price. Immediately upon the sale by all Sellers to the Buyer of all of their Shares in all of the RMBS Issues on the Closing Date, all Sellers shall instruct the AIG Agent to, and the AIG Agent shall, deliver all RMBS Issues to the Collateral Agent in accordance with Section 1.06 hereof.
     Section 1.02. Determination and Payment of the Cash Purchase Price.
     (a) The Buyer shall pay to each Seller on the Closing Date its Share of an amount equal to the Cash Purchase Price (as adjusted for the estimated Cash Purchase Price Adjustment Amount) by paying such amount to the Escrow Account to be released for purposes only of payment to Federal Reserve Bank of New York, as counterparty, to close out outstanding securities lending transactions later on the Closing Date.
     (b) Within 30 days after the Closing Date, the AIG Agent shall deliver to the Controlling Party a final Cash Purchase Price Adjustment Amount Certificate describing the AIG Agent’s calculation of the final Cash Purchase Price Adjustment Amount and such other information as shall permit the Controlling Party to review such calculation. If the Controlling Party and the AIG Agent agree on the amount of the final Cash Purchase Price Adjustment Amount and such amount differs from the estimated Cash Purchase Price Adjustment Amount as of the Closing Date, then within five Business Days after such agreement is reached each Seller shall pay to the Buyer its Share of the amount by which the final Cash Purchase Price Adjustment Amount exceeds the estimated Cash Purchase Price Adjustment Amount or the Buyer shall pay to the AIG Agent for the account of each Seller its Share of the amount by which the final Cash Purchase Price Adjustment Amount is less than the estimated Cash Purchase Price Adjustment Amount.
     (c) If the AIG Agent or the Controlling Party determines at any time after a determination of the actual Cash Purchase Price Adjustment Amount is made and before the 90th day following the Closing Date (and notifies the other party of the same within that same 90-day period) that such Cash Purchase Price Adjustment Amount must be revised because of the discovery subsequent to such prior determination of relevant facts, then the AIG Agent shall deliver to the Controlling Party a revised final Cash Purchase Price Adjustment Amount Certificate describing the AIG Agent’s calculation of the revised final Cash Purchase Price Adjustment Amount and such other information as shall permit the Controlling Party to review such calculation. Any further challenges to the Cash

Purchase Price Adjustment that have not been raised by the AIG Agent or the Controlling Party within 90 days after the Closing Date will be deemed waived; provided that such 90-day period may be extended by mutual agreement of the Parties in which case any further challenges to the Cash Purchase Price Adjustment may be raised in accordance with this Section within such other mutually-agreed period of time. If the Controlling Party and the AIG Agent agree on the actual amount of the revised final Cash Purchase Price Adjustment Amount and such amount differs from the prior final Cash Purchase Price Adjustment Amount, then within five Business Days after such agreement is reached each Seller shall pay to the Buyer its Share of the amount by which the revised final Cash Purchase Price Adjustment Amount exceeds the prior final Cash Purchase Price Adjustment Amount or the Buyer shall pay to the AIG Agent for the account of each Seller its Share of the amount by which the revised final Cash Purchase Price Adjustment Amount is less than the prior final Cash Purchase Price Adjustment Amount.
     (d) All calculations and determinations made by the AIG Agent and the Controlling Party under this Section shall be made in good faith and in a commercially reasonable manner and each such Person shall provide each other such Person reasonable cooperation in connection with the process of making such calculations and determinations. In furtherance of the foregoing, the AIG Agent and each of the Sellers agrees to provide access to its books and records relating to each RMBS Issue to the Controlling Party and its designees during regular business hours to aid the Controlling Party and its agents and advisors in their calculations and determinations under this Section. The Cash Purchase Price Adjustment Amount Certificates delivered pursuant to subsection (b) and (c) of this Section shall be prepared on a basis consistent with the preparation of Exhibit A hereto and shall be complete and correct as of the time when delivered by AIG Agent to the Buyer.
     (e) If the AIG Agent and the Controlling Party are unable to reach an agreement on the Cash Purchase Price Adjustment Amount or any other calculation or determination under Section 1.02(b) or (c) above, they shall promptly thereafter cause independent accountants (who shall not have any material relationship with the AIG Agent or any of its Affiliates) of nationally recognized standing reasonably satisfactory to the AIG Agent and the Controlling Party, promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the applicable Cash Purchase Price Adjustment Amount. Such independent accountants shall deliver to the AIG Agent and the Controlling Party, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the AIG Agent, each Seller, the Buyer, the Senior Lender and the Controlling Party. The cost of such review and report shall be borne by the Buyer.
     (f) If on the scheduled Closing Date any RMBS Issue is delivered to the Collateral Account in anticipation of purchase by the Buyer but is not purchased in accordance with Section 1.02(a) by 1:30 pm, EST on such day, the Buyer will instruct the Collateral Agent to redeliver such RMBS Issues to the account of the AIG Agent for the account of the Sellers.
     Section 1.03. Payment and Priority of the Deferred Purchase Price.
     (a) After the Closing Date the Deferred Purchase Price shall be paid by the Buyer only in accordance with the Waterfall. Each Seller shall be entitled to such Seller’s Share of the Deferred Purchase Price. Interest on the Fixed Deferred Purchase Price shall accrue during each Calculation Period on a daily basis on the amount of the Fixed Deferred Purchase Price outstanding as of each day and at a rate per annum equal to LIBOR in effect for such Calculation Period plus 3.00%; provided that interest on the Fixed Deferred Purchase Price shall accrue during the initial Calculation Period at the rate of 4.635% per annum. Interest shall be calculated during any Calculation Period on the basis of the actual days elapsed and the actual number of days in the calendar year during which such Calculation Period occurs. Interest on the Fixed Deferred Purchase Price shall be capitalized as of the start of each Interest Capitalization Date by increasing the outstanding amount of the Fixed Deferred Purchase Price by the amount of accrued but unpaid interest on the Fixed Deferred Purchase Price as of such time and thereafter deeming such accrued interest paid in full as of such time. Interest shall not accrue on the Variable Deferred Purchase Price.
     (b) All rights of the Sellers to payment of the Deferred Purchase Price and any amounts owed by the Buyer to the Seller Parties under any Transaction Document (other than pursuant to Section 1.02 hereof) or otherwise (collectively, the “Junior Obligations”) are subordinate and junior in right of payment to (i) the Obligations (excluding the Contingent Interest) owing to the Senior Lender pursuant to the Credit Agreement, including in respect of principal and interest on the Senior Loan (excluding the Contingent Interest), and (ii) all other items above the Fixed Deferred Purchase Price in the priority of payments set forth in the Waterfall (the amounts in clauses (i) and (ii) being, collectively, the “Senior Debt”) to the extent and in the manner provided in the Credit Agreement and in the Security Agreement.
     (c) Unless and until all Senior Debt shall have been paid in full in cash in accordance with its terms, the Buyer shall not, directly or indirectly, make or agree to make:
     (i) any payment (in cash or property, by set-off or otherwise), direct or indirect, of or on account of Junior Obligations (except for payments relating to the Cash Purchase Price Adjustment Amount under Section 1.02(b) or (c) above) and no such payment shall be accepted by any Seller Party; or
     (ii) any purchase, prepayment or other acquisition, direct or indirect, in respect of the Junior Obligations, and no such payment shall be accepted by any Seller Party.

     (d) Upon any payment by the Buyer of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Buyer, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other statutory or common law proceedings or arrangements, then and in any such event all principal and interest and all other amounts due or that become due upon the Senior Debt shall first be paid in full in cash before any Seller Party shall be entitled to retain any amounts so paid in respect of the Junior Obligations and, upon any such dissolution or winding up or liquidation or reorganization, any payment of any kind or character, whether in cash, property or securities, to which any Seller Party would be entitled, except as otherwise provided herein, shall be paid by the Buyer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment, or by any Seller Party if received by them, to the Collateral Agent for distribution in accordance with the Waterfall, to the extent necessary to pay all the Senior Debt in full in cash, after giving effect to any concurrent payment to or for any holder of the Senior Debt, before any payment is made to any Seller Party on account of the Junior Obligations.
     (e) Until the Senior Debt shall have been paid in full in cash, each Seller Party irrevocably authorizes and empowers (without imposing any obligation on) the Senior Lender and its representatives, under the circumstances set forth in paragraph (c) above, to demand, sue for, collect and receive every such payment described therein and give acquittance therefor and to file claims and proofs of claims in any statutory or nonstatutory proceeding. Each Seller Party shall execute and deliver to the Senior Lender and its representatives all such further instruments confirming the foregoing authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other action as may be requested by the Senior Lender or its representatives in order to enable the Senior Lender to enforce all of its claims upon or in respect of the Junior Obligations.
     (f) Until the Senior Debt shall have been paid in full in cash, should any payment be collected or received by any Seller Party or should any Seller Party acquire custody, control or possession of all or any portion of the Collateral or the proceeds thereof other than, in each case, pursuant to or in accordance with the terms of this Agreement, any such Seller Party shall promptly (but in any event within five Business Days) turn over the same to the Collateral Agent in the form received (except for the endorsement or the assignment of any such Seller Party when necessary) and, until so turned over, the same shall be held in trust by any such Seller Party as the property of the Senior Lender.
     (g) Each Seller Party agrees that it will not at any time, without the prior written consent of the Controlling Party, (i) commence or institute against the Buyer or join with or facilitate any other Person in commencing or instituting against the Buyer, any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, receivership, insolvency or liquidation proceedings, or other proceedings under any United States Federal or state, or other jurisdiction, bankruptcy or similar law or statute now or hereafter in effect in connection with any obligations relating to this Agreement or any of the other Transaction Documents or (ii) participate in any assignment for benefit of creditors, compositions, or arrangements with respect to the Buyer’s debts. The agreements in this Section 1.03 shall survive termination of this Agreement and payment in full of the Senior Debt.
     (h) No Seller Party shall have any right to demand payment of, or institute any proceedings in respect of, the Junior Obligations, or exercise any remedies under this Agreement or any of the Transaction Documents or request or instruct the Controlling Party or the Collateral Agent to exercise any such remedies until the Senior Debt is paid in full in cash.
     (i) Application of the foregoing provisions to the Junior Obligations, the subordination effected thereby and the rights of the Senior Lender shall not be affected by (i) any amendment of or addition or supplement to any Transaction Document or the Senior Debt or any instrument or agreement relating thereto or providing collateral security for any Senior Debt, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of any Transaction Document or the Senior Debt or any instrument or agreement relating thereto, or any release of any collateral securing the Senior Debt or (iii) any waiver, consent, release, indulgence, extension, renewal, modification, delay or any other action, inaction or omission in respect of any Transaction Document or the Senior Debt or any instrument or agreement relating thereto or providing collateral security for the Senior Debt, in each case whether or not any Seller Party shall have had notice or knowledge of any of the foregoing.
     (j) Each Seller Party hereby waives notice of or proof of reliance by the Senior Lender upon the provisions hereof, and the Senior Debt shall conclusively be deemed to have been created, contracted, incurred or maintained in reliance upon the provisions hereof.
     (k) The Buyer hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by any holder of Senior Debt, the Controlling Party or the Collateral Agent of any of its rights hereunder or under any other Transaction Document in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     (l) The subordination provisions contained herein are for the benefit of the holders of Senior Debt and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Controlling Party.
     (m) Notwithstanding anything herein to the contrary, neither the Controlling Party nor any holder of Senior Debt shall have any obligation to take the interests of any Seller Party into consideration when making decisions concerning the exercise of any rights or remedies as against the Buyer or in respect of the Collateral.
     (n) Notwithstanding anything in this Section to the contrary, the Contingent Interest and the Variable Deferred Purchase Price will rank pari passu with each other and subordinate to the Senior Debt.
     (o) In addition, none of the foregoing provisions of this Section 1.03 is intended or will be interpreted as requiring any Seller to return to the Buyer any amounts received by it pursuant to the Waterfall.
     Section 1.04. Treatment.
     (a) It is the intention of each Party that the sale, transfer, conveyance and delivery of the RMBS Pool and each Seller’s Share thereof shall constitute a true sale and absolute assignment, without recourse (except as specifically provided herein), and not for security of RMBS Pool from the applicable Seller Party to the Buyer and that neither any RMBS Issue nor the RMBS Pool nor any Seller’s Share thereof be a part of any Seller’s property or estate for any purpose under any state or federal law, including without limitation in the event of the insolvency of any Seller, after the Closing Date. Although it is not the intent of the Parties, if the sale, transfer, conveyance and delivery of any RMBS Issue, the RMBS Pool or any Seller’s Share thereof contemplated by this Agreement is deemed to be other than a true sale notwithstanding the express intent of the Parties hereto, this Agreement shall be deemed to be a security agreement that grants as of the date hereof a first priority security interest from the relevant Seller to the Buyer, and the Buyer shall have all the rights, powers and privileges of a secured party under the UCC. In such event, each Seller agrees, at the Buyer’s expense, to take such action and execute and file such documents as shall be necessary or requested by the Buyer in order to fully realize the benefits of such secured party status, including, without limitation, powers of attorney, financing statements, notices of lien or other instruments or documents.
     (b) In accordance with Section 1.04(a), each Party will report the transfer, conveyance, and delivery of the RMBS Pool, as applicable to such Party, contemplated hereunder as an absolute sale in any general ledger or other accounting record and, as to each Seller, the separate unconsolidated financial statements of such Seller. In addition, the transfer, conveyance and delivery of the RMBS Pool (i) is intended to constitute a sale of such assets and will be reported as such under United States generally accepted accounting principles or statutory accounting principles (or such recognized accounting principles applicable to the respective reporting Party) and for United States federal income tax purposes such that the RMBS Pool will no longer be included in any consolidated financial statements in which any financial statements of any Seller are included and (ii) meet all of the requirements for such accounting and tax treatment. Except as described herein, neither the Sellers nor the AIG Agent now has or intends to acquire any other direct or indirect ownership or other economic interest in, or swap, cap or other hedge or derivative instrument or other right or obligation with respect to, any RMBS Issue or security backed thereby.
     (c) Each of the parties hereto hereby agrees that, with respect to any RMBS Issue or other property, assets or rights purported to be transferred, in whole or in part, by Seller 4 or Seller 6 (together, the “Delaware Sellers” and each a “Delaware Seller”) pursuant to this Agreement, such transfer shall be deemed to constitute a “securitization transaction” as the term is defined in the Asset-Backed Securities Facilitation Act, 6 Del. C. § 2701A et seq.(the “Securitization Act”). In addition, each of the Parties agrees that any transfer of any RMBS Issue or other property, assets or rights, in whole or in part, by the Delaware Sellers pursuant to this Agreement shall be subject to the provisions of the Securitization Act, all of which are incorporated herein by reference. For purposes of complying with the requirements of the Securitization Act, each of the Parties hereby further agrees that:
     (i) Any property, assets or rights purported to be transferred, in whole or in part, by a Seller Party pursuant to this Agreement shall be deemed to no longer be the property, assets or rights of such Seller Party;
     (ii) None of the Delaware Sellers, their respective creditors or, in any insolvency proceeding with respect to a Delaware Sellers or its property, a bankruptcy trustee, receiver, debtor, debtor in possession or similar person, to the extent the issue is governed by Delaware law, shall have any rights, legal or equitable, whatsoever to reacquire (except pursuant to provision of this Agreement), reclaim, recover, repudiate, disaffirm, redeem or recharacterize as property of the Delaware Sellers any property, assets or rights purported to be transferred, in whole or in part, by the Delaware Sellers pursuant to this Agreement; and
     (iii) In the event of a bankruptcy, receivership or other insolvency proceeding with respect to a Delaware Seller or its property, to the extent the issue is governed by Delaware law, such property, assets and rights shall not be deemed to be part of such Delaware Seller’s property, assets, rights or estate.
     Section 1.05. Misallocated Assets. If, at any time or from time to time (whether prior to or after the Closing Date), any Party hereto shall receive or otherwise possess any asset that is allocated to any other Person pursuant to this Agreement, such Party shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for the other Person entitled to such asset.
     Section 1.06. Delivery of RMBS Issues. In furtherance of the assignment, transfer, conveyance and delivery of the RMBS Pool, (a) on the Closing Date each Seller shall instruct the AIG Agent to, and the AIG Agent shall, execute and deliver such stock powers, certificates of title, assignments of contracts and other instruments of assignment, transfer and conveyance as and to the extent necessary to evidence the sale, assignment, transfer, conveyance and delivery of all of the Seller Parties’ right, title and interest in and to each RMBS Issue to the Buyer and (b) on the Closing Date or as soon as reasonably practicable thereafter (but, in any event, not later than 30 days following the date of this Agreement), the AIG Agent shall use commercially reasonable efforts to provide to the Collateral Agent the originals (or, if originals, are not held by the AIG Agent, true and complete copies) and to the Investment Manager electronic copies of all Related Instruments, if any, in its possession relating to the RMBS Issues sold to the Buyer under this Agreement. Without limiting the foregoing, the AIG Agent shall, prior to 10 a.m., New York time, on the Closing Date, cause The Bank of New York Mellon, as custodian for the RMBS Pool for the benefit of the AIG Agent, to (i) debit the RMBS Issues to the AIG Agent’s account with The Bank of New York Mellon and credit such RMBS Issues to the Collateral Account established under the Control Agreement and (ii) confirm in writing to the Buyer, the Controlling Party and the AIG Agent that all RMBS Issues have been so credited to the Collateral Account; provided that, if any RMBS Issues have not been so transferred by such time, the Cash Purchase Price for such RMBS Issues, adjusted as provided in Section 1.02(a) hereof, shall be subtracted from the Cash Purchase Price payable by the Buyer at the Closing on the Closing Date. If less than all RMBS Issues are credited to the Collateral Account as of the Closing Date, each Seller Party agrees to take all further action that may be required to cause all RMBS Issues to be credited to the Collateral Account promptly following the Closing Date and in no event later than five Business Days after the Closing Date.
     Section 1.07. Purchase Prices of RMBS Issues. Each of the Parties hereto hereby acknowledges that: (a) the Investment Manager provided certain mid-market pricing estimates of the RMBS Issues to the Parties and advised them that they were as of October 31, 2008, that such estimates do not purport to be current as of the Closing Date and are based on projected cash flows relating to such RMBS Issues (based in turn on agreed upon assumptions); (b) such estimates, like any estimates provided under or in connection with the Transaction (including, without limitation, any estimates of the market value for each RMBS Issue), are inherently uncertain, do not purport to reflect prices at which transactions in any such RMBS Issues could actually be effected (if any transactions could be effected) and do not necessarily reflect discounts that would be reflected in actual market transactions as a result of, among other things, the highly illiquid nature of the RMBS Issues and related markets; and (c) the parties used such estimates as the basis for their negotiation of the Purchase Price of the RMBS Issues.
ARTICLE 2
Representations and Warranties of Each Seller Party
     Each Seller Party, as to itself, represents and warrants to the Buyer that:

     Section 2.01. Organization; Powers. Such Seller (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own its Share of each RMBS Issue, (ii) sell, transfer, convey and deliver its Share of each RMBS Issue to the Buyer hereunder and (iii) execute, deliver and perform its obligations under each Transaction Document and each other agreement or instrument contemplated thereby to which it is a party and (c) has authorized the Agent to transfer its Share to the RMBS Pool to ML II and accept the Cash Purchase Price proceeds on such Seller’s behalf as provided in this Agreement and the other Transaction Documents.
     The AIG Agent represents and warrants to the Buyer that it (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite power and authority to (i) act as agent for each Seller, (ii) sell, transfer, convey and deliver the RMBS Pool as agent on behalf of the Sellers hereunder and (iii) execute, deliver and perform its obligations under each Transaction Document and each other agreement or instrument contemplated thereby to which it is or will be a party.
     Section 2.02. Authorization; No Conflict. The execution, delivery and performance of each Transaction Document (to which it is a party) by such Seller Party (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) result in the violation by such Seller Party of (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or bylaws of such Seller Party, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Seller Party is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Seller Party.
     Section 2.03. Enforceability. This Agreement has been duly executed and delivered by such Seller Party and constitutes, and each other Transaction Document to which it is a party, when executed and delivered by such Seller Party, will constitute, a legal, valid and binding agreement of such Seller Party enforceable against such Seller Party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies.
     Section 2.04. Governmental Approvals. No action, consent or approval of, notice, registration or filing with, or any other action by, any Governmental Authority is or will be required to be taken, obtained or made by such Seller Party in connection with the Transactions except such as (i) have been made or obtained and are in full force and effect and (ii) with respect to any Governmental Authority of the United States or any state thereof, if the failure to take such action, obtain such consent or approval or register to file with such Governmental Authority could not reasonably be expected to have a Material Adverse Effect.
     Section 2.05. Litigation; Compliance With Laws. Except as set forth in AIG’s most recent Form 10-Q filed with the Securities and Exchange Commission, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority or arbitrator now pending or, to the knowledge of such Seller Party, threatened against or affecting such Seller Party or any business, property or rights of any such Seller Party (i) that involve any Transaction Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     Section 2.06. Margin Regulations. No part of the proceeds of such Seller’s Share of the Purchase Price will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.
     Section 2.07. Investment Company Act. The AIG Agent represents that it is not, and in the case of each Seller, such Seller represents that it is not, and after application of the proceeds of its portion of the Purchase Price will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     Section 2.08. Sanctioned Persons.
     (a) Each Seller Party represents that neither such Seller Party nor, to the knowledge of such Seller Party, any director, officer, agent or Affiliate of such Seller Party is a Person that is, or is owned or controlled by a Person that is, currently:
     (i) the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or other relevant non-U.S. sanctions authority (collectively “Sanctions”) or
     (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).
     (b) Each Seller Party represents and covenants that such Seller Party will not, directly or indirectly, use the proceeds of its Share of the Cash Purchase

Price or the Deferred Purchase Price of the RMBS Pool, or otherwise make available such proceeds to any Person, for the purposes of financing any activities or business of or with any Person or in any country or territory that, at the time of such financing, is the subject of Sanctions.
     Section 2.09. Participation Percentage. Such Seller agrees that the Participation Percentage set forth opposite its name in the definition thereof is its Participation Percentage.
     Section 2.10. Certain Information. The exact legal name of such Seller and jurisdiction of organization of such Seller is set forth on Schedule B and such information is correct and complete.
     Section 2.11. Solvency. (a) As of the date hereof and immediately after the Closing, (i) the consolidated fair value of the assets of such Seller, at a fair valuation, do and will exceed such Seller’s consolidated debts and liabilities, subordinated, contingent or otherwise; (ii) the consolidated present fair saleable value of the property of such Seller is and will be greater than the amount that will be required to pay the probable amount of such Seller’s consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Seller is and will be able to pay its consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) such Seller does not have and will not have unreasonably small capital with which to conduct the business in which such Seller is engaged as such business is now conducted and is proposed to be conducted after the Closing.
     (b) With respect to each Seller which is a regulated insurance company, as of the date hereof and immediately after the Closing: (a) such Seller’s assets exceeded and will exceed its liabilities as measured in accordance with statutory accounting principals permitted or prescribed by such Seller’s primary regulator; (b) net realizable value of the property of such Seller is and will be greater than the amount that will be required to pay the probable amount of such Seller’s debts and other liabilities, subordinate, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Seller is and will be able to pay its liabilities, subordinated, continent or otherwise, as such liabilities become absolute and matured; and (d) such Seller has and will have capital in excess of company action levels (or, in the case of Seller 6, its equivalent).
     (c) In any proceeding involving, or determining, any of the matters set forth in subsection (a) of this Section, if and to the extent that the laws of the State of New York other than the insurance laws are applicable, the provisions of subsection (a) and not subsection (b) shall be applicable. In any proceeding involving, or determining, any of the matters set forth in subsection (b) of this Section, if and to the extent insurance laws are applicable, the provisions of subsection (b) and not subsection (a) shall be applicable.

ARTICLE 3
Representations and Warranties of AIG
     AIG represents to the Buyer that:
     Section 3.01. RMBS Issues. (a) Each Seller has good and marketable title to its Share of each of the RMBS Issues and has full right to sell and assign its Share of each RMBS Issue to the Buyer free and clear of any Lien or impediment to sale, or any other adverse claim (as defined in Article 8 of the NYUCC), and has full right and authority to sell and assign its Share of each RMBS Issue pursuant to this Agreement. On the Closing Date, upon the sale, conveyance and delivery to the Buyer of all of such Seller’s right, title and interest in and to its Share of each RMBS Issue in accordance with Section 1.06 hereof and on payment of the Cash Purchase Price by the Buyer to the Sellers, the Buyer shall have good and marketable title to 100% of all of the right, title and interest in each RMBS Issue free and clear of all Liens and any other adverse claims other than by or on behalf of the Buyer and will be a bona fide holder for value with respect to each RMBS Issue.
     (b) Each RMBS Issue is in the custody of or maintained on the books of the Depository Trust Company.
     Section 3.02. Litigation; Compliance With Laws. Except as set forth in AIG’s most recent Form 10-Q filed with the Securities and Exchange Commission, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority or arbitrator now pending or, to the knowledge of AIG, threatened against or affecting AIG or any business, property or rights of AIG (i) that involve any RMBS Issue or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     Section 3.03. No Material Misstatements. No information, report, certificate, financial statement, exhibit or schedule furnished by AIG or by the Seller Parties to the Buyer in connection with the negotiation of any Transaction Document or in connection with the acquisition of any RMBS Issue, when taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, certificate, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, AIG represents only that it or the Seller Parties, as the case may be, acted in good faith and utilized assumptions reasonable at the time made (based upon accounting principles consistent with the historical audited financial statements of AIG or such Seller Party, as the case may be) and exercised due care in the preparation of such information, report, certificate, financial statement, exhibit or schedule.

     Section 3.04. Book Value of RMBS Pool. The AIG Agent’s October 31, 2008 valuation of the RMBS Pool, as previously provided to Buyer, was prepared applying the same policies, processes and procedures that are used for valuations performed for use in AIG’s quarter-end financial statements in accordance with FASB Statement No. 115 Accounting for Certain Investments in Debt and Equity Securities and FASB Statement No. 157 Fair Value Measurement.
     Section 3.05. Reasonable Consideration. Prior to entering into this Agreement, AIG Agent explored various means of monetizing the RMBS Pool on behalf of the Sellers. These efforts included, among other things, internal analysis and retaining and consulting with BlackRock Financial Management, Inc. (“BlackRock”) and Morgan Stanley & Co. Incorporated to assist the AIG Agent in determining available options for disposing of the RMBS Pool. Based upon (a) the foregoing efforts, (b) the AIG Agent’s valuation of the RMBS Pool for purposes of AIG’s third quarter financial statements and also as of October 31, 2008, (c) the AIG Agent’s assessment of market conditions and pricing provided by third-party pricing services and (d) the valuations determined by Blackrock in consultation with the Controlling Person and Buyer, the Seller Parties concluded that the Purchase Price was reasonable consideration for the RMBS Pool.
ARTICLE 4
Representations and Warranties of the Buyer
     The Buyer represents to each Seller Party as of the date hereof that:
     Section 4.01. Organization; Powers. The Buyer (i) is duly organized and validly existing under the laws of the State of Delaware, (ii) is in good standing under the laws of such state and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it will be a party.
     Section 4.02. Authorization; No Conflict. The Buyer’s execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party have not resulted, and will not result, in a breach or violation of any provision of (i) the Buyer’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any governmental authority applicable to the Buyer, (iii) any judgment, injunction, decree order or determination applicable to the Buyer or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which the Buyer may be bound or to which any of the assets of the Buyer are subject.
     Section 4.03. Enforceability. This Agreement and each other Transaction Document to which the Buyer is a party (i) has been duly authorized, executed and delivered by the Buyer and (ii) constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies. No notice to, registration with, consent or approval of, or any other action by, any relevant Governmental Authority or other Person is or will be required for the Buyer to execute, deliver and perform its obligations under this Agreement or any other Transaction Document except such as have been obtained and are in full force and effect.
ARTICLE 5
Conditions to Sale and Purchase
     Section 5.01. Conditions to Sale by Each Seller of its Share of Each RMBS Issue. Each Seller’s obligation to sell, transfer, convey and deliver its Share of the RMBS Pool to the Buyer on the Closing Date shall be subject to the conditions that (a) the Buyer’s representations and warranties set forth in Article 4 hereof are true and correct on the Closing Date as if made on and as of the Closing Date, (b) such Seller shall have received a counterpart of this Agreement duly executed on behalf of the Buyer and (c) such Seller shall have received payment of its Share of the Cash Purchase Price for the RMBS Pool from the Buyer.
     Section 5.02. Conditions to Purchase of RMBS Pool by the Buyer. The Buyer’s obligation to purchase all of the Sellers’ Shares of the RMBS Pool and to pay the Cash Purchase Price on the Closing Date are subject to satisfaction of the following conditions precedent on the Closing Date:
     (a) The Buyer shall have received executed legal opinions dated the Closing Date and addressed to, and in form satisfactory to, the Buyer and the Controlling Party and covering such other matters incident to the Transactions as any the Buyer or the Controlling Party shall have reasonably requested from:
     (i) Sullivan & Cromwell LLP, New York counsel to each Seller and the AIG Agent, in substantially the form of Exhibit B hereto;
     (ii) Richards Layton & Finger, Delaware counsel to each Delaware Seller in substantially the form of Exhibit C hereto;
     (iii) local insurance counsel to each Seller in substantially the form of Exhibit D hereto; and
     (iv) in-house counsel for each Seller in substantially the form of Exhibit E hereto.

     (b) All legal matters incident to this Agreement, the purchase and sale of each Seller’s Share of the RMBS Pool hereunder and the other Transaction Documents shall be satisfactory to the Buyer.
     (c) The Buyer shall have received (i) a copy of the certificate or articles of incorporation, formation or organization (as applicable), including all amendments thereto, of each Seller Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Seller Party, as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Seller Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the bylaws, operating agreement, partnership agreement or other applicable constitutive document of such Seller Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or equivalent body of such Seller Party authorizing the execution, delivery and performance of the Transaction Documents to which such Seller Party is a Party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, formation or organization (as applicable) of such Seller Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Transaction Document or any other document delivered in connection herewith on behalf of such Seller Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Buyer may reasonably request.
     (d) The Buyer shall be satisfied in its sole discretion with the collateral (including the value of such collateral) securing the obligations of the Obligors with respect to the RMBS Issues.
     (e) The Buyer shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to each Seller Party in the states (or other jurisdictions) of formation of such Seller Parties as indicated on Schedule B hereto and no Liens on or with respect to any RMBS Issue or any Seller’s Share of any RMBS Issue shall be indicated by such search.
     (f) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.
     (g) The representations and warranties of each of the Seller Parties set forth in Article 2 hereof and of AIG set forth in Article 3 hereof and in each other

Transaction Document to which a Seller Party or AIG is a party shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (h) At the time of and immediately after the Closing, no Default (as defined in the Credit Agreement dated as of September 22, 2008 between AIG, as Borrower, and Federal Reserve Bank of New York, as Lender) shall have occurred and be continuing.
     (i) If the Collateral Agent shall have advised the Buyer in writing prior to noon, EST, on the Closing Date that not all RMBS Issues have been delivered to the Collateral Account, the Buyer shall be satisfied, in its sole discretion, with the number of RMBS Issues so delivered.
     (j) The Buyer shall have received a copy of the true sale and non-consolidation signed legal opinions delivered to each Seller or its accountants.
     (k) The Buyer shall have received counterparts of this Agreement duly executed by each Party other than the Buyer.
     (l) Agreements terminating the Sec Lending Program upon closing out the last of the transactions then outstanding thereunder, in form and substance satisfactory to the Buyer, shall have been executed and delivered by all the parties thereto other than Federal Reserve Bank of New York.
     (m) Each of the conditions precedent set forth in Section 6.01 of the Credit Agreement shall have been satisfied.
ARTICLE 6
Miscellaneous
     Section 6.01. Waivers; Amendments.
     (a) No failure or delay of the Buyer in exercising any power or right hereunder or under any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Buyer hereunder and under the other Transaction Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Transaction Document or consent to any departure by any Seller Party shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Seller Party in any case shall entitle any Seller Party to any other or further notice or demand in similar or other circumstances.
     (b) The Buyer may, with the consent of the Controlling Party (and shall, if directed by the Controlling Party), from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Transaction Documents for the purpose of adding any provisions to this Agreement or the other Transaction Documents or changing in any manner the rights of the Controlling Party or the Buyer hereunder or thereunder or (ii) waive any of the requirements of this Agreement or the other Transaction Documents or any Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall, without the written consent of each AIG Entity directly affected thereby, (A) reduce the Purchase Price, (B) reduce the rate at which interest accrues hereunder on the Fixed Deferred Purchase Price, (C) amend the Waterfall in a way that is material and adverse to the Sellers or (D) amend any term or provision of this Agreement or any other Transaction Document in a way that is material and adverse to such AIG Entity. Any such waiver and any such amendment, supplement or modification shall be binding upon the Buyer, the Controlling Party and each AIG Entity. No waiver of any Event of Default shall extend to any subsequent or other Event of Default or impair any right consequent thereon. Neither this Agreement nor any provision hereof may be waived, amended or modified except in accordance with the provisions of this Section, and any purported amendment, supplement or modification not complying with the terms of this Section shall be null and void.
     Section 6.02. Notices; Electronic Communications.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made, to the applicable address, fax number, e-mail address or telephone number specified for the applicable Party in Schedule C.
     (b) All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or email or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such Party as provided in this Section or in accordance with the latest unrevoked direction from such Party given in accordance with this Section. As agreed to among the Parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Party provided from time to time by such Party.

     (c) The Buyer hereby agrees that it shall cause the Administrative Agent to provide to AIG on behalf of the Sellers copies of all notices and reports (other than those by or from the Investment Manager) delivered to the Buyer or the holders of the Senior Loan pursuant to the Transaction Documents to the extent such notices and reports have not been delivered to AIG or the Sellers pursuant to the other Transaction Documents. AIG shall provide to the Sellers copies of all notices and reports delivered to AIG pursuant to the Transaction Documents to the extent such notices and reports have not been delivered to the Sellers pursuant to the other Transaction Documents.
     Section 6.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each Party and a fully executed counterpart hereof is delivered to the Buyer and, on behalf of each Seller Party, to the AIG Agent.
     Section 6.04. Survival Of Agreement. All covenants, agreements, representations and warranties made by each Seller Party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the Buyer and shall survive the Closing, regardless of any investigation made by the Buyer or on its behalf, and shall continue in full force and effect as long as any RMBS Issue is outstanding and unpaid. Notwithstanding anything to the contrary herein, the provisions of Section 6.05 and Section 6.14 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the Disposition, repayment, prepayment or collection of the last RMBS Issue, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document or any investigation made by or on behalf of the Buyer.
     Section 6.05. Indemnity. (a) Each Seller Party severally agrees to indemnify the Buyer, the Controlling Party and each of their respective Related Parties (each such party being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of any claim, litigation, investigation or proceeding relating to such Seller having made a representation or warranty herein or in any other Transaction Document that is incorrect in any respect at the time made or deemed made, whether or not any Indemnitee is a Party thereto (and regardless of whether such matter is initiated by a third Party or by any Seller Party or any of their respective Affiliates), provided that no Seller Party shall have any obligation under this subsection to any such Indemnitee if the representation or warranty alleged to be incorrect is determined by a final and unappealable decision of a court not to have been incorrect.

     (b) The indemnities in clause (a) of this Section shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence, fraudulent actions or willful misconduct of such Indemnitee; provided that the Seller Parties shall not be obligated to pay, indemnify or hold harmless any Indemnitee if such Indemnitee (i) does not provide reasonably prompt notice to the Seller Parties (with a copy to the Controlling Party) of any claim for which indemnification is sought or (ii) admits any liability or incurs any significant expenses after receiving actual written notice of the claim (which is sufficiently specific to give reasonable notice of the existence of the claims and the expenses of such legal proceedings), or agrees to any settlement without the prior written consent of the Seller Parties. The Seller Parties may, in their sole discretion and at their expense, control the defense of the claim including designating counsel for the Indemnitees and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any claim.
     (c) To the extent permitted by applicable law, no Party, and no Person benefitting from the indemnity provided herein, shall assert, and each Party waives and the Seller Parties shall have no obligation with respect to, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Senior Loan, or the use of the proceeds thereof.
     (d) Notwithstanding any provision in this Agreement or any other Transaction Document, the Seller Parties shall have no liability to the Buyer with respect to the collectibility of any amounts under the RMBS Pool, the Obligor of any RMBS Issue, the default by any Obligor on any obligation of such Obligor with respect to the applicable RMBS Issue, or the failure of any Obligor to make any payment pursuant to the applicable RMBS Issue and its Related Instruments.
     Section 6.06. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns permitted by this Section. Any assignment or transfer by a Party of rights or obligations under this Agreement that does not comply with this Section shall be null and void.
     (b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Controlling Party and each other Party hereto, other than in accordance with this Section.
     (c) The Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its

Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment by the Buyer will relieve the Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer; provided further that no such transfer or assignment shall be permitted unless the Buyer first obtains an opinion (reasonably satisfactory to the Controlling Party) of nationally recognized tax counsel that such transfer or assignment will not (I) result in the income from the RMBS Pool becoming subject to corporate income tax in such a manner that it would reduce the amounts of Deferred Purchase Price available for payment to the Sellers or (II) cause losses realized by the Sellers from the sale of any RMBS Issue hereunder that were deferred by the Sellers under section 267(f) of the Code, if any, to be disallowed pursuant to Section 267(a) of the Code. The Buyer agrees to provide a copy of any such opinion to the Sellers at least 3 Business Days prior to such assignment or transfer (if such prior delivery is reasonably practicable under the circumstances, and if not, as soon as such delivery is reasonably practicable) copying such notice and opinion to Tax Director, American International Group, Inc., 70 Pine Street, New York, New York, 10270. AIG and the Sellers shall provide the Buyer and its tax counsel any information reasonably requested for the purpose of counsel’s rendering the required opinion.
     (d) Each Seller may sell, assign or otherwise transfer (including through participation) all, but not less than all, of its Share of the Deferred Purchase Price to (i) AIG if it is at the time a “qualified purchaser” (as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended) or (ii) any other Person with the consent of the Controlling Party. Any assigning Seller shall promptly notify the Controlling Party, any other Seller, the Senior Lender, the Investment Manager, the Collateral Agent, the Administrator and the Buyer of such assignment and the date of effectiveness of such assignment. From and after the date of such notice of assignment, AIG or such other Person shall be a party hereto and have the rights and obligations of the assigning Seller under this Agreement and the other Transaction Documents, and the assigning Seller shall be released from its obligations under this Agreement (to the extent of the interest so assigned) and such Seller shall cease to be a Party hereto but shall continue to be subject to the obligations set forth in Section 6.05.
     Section 6.07. Counterparts. This Agreement may be executed in counterparts (and by different Parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective when the condition described in Section 6.03 is satisfied. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 6.08. Severability. If any one or more of the provisions contained in this Agreement or in any other Transaction Document should be held invalid, illegal or unenforceable in any respect, then, to the extent permitted by applicable law, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 6.09. Integration. This Agreement and the other Transaction Documents represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, any Seller Party or the Controlling Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Transaction Documents.
     Section 6.10. Applicable Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided, however, that any sale, transfer, assignment or other conveyance of any RMBS Issue or other property, assets or rights by a Delaware Seller to the Buyer pursuant to this Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, including the Securitization Act, without reference to its conflict of law provisions, and the effectiveness and nature of any such sale, transfer, assignment or other conveyance shall be determined in accordance with such laws.
     Section 6.11. Jurisdiction; Consent to Service of Process. (a) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State or federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.02. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.
     Section 6.12. Confidentiality. AIG and each Seller Party agrees to keep confidential all non public information, including, without limitation, the Transaction Documents, and other related documents provided to it by any Party pursuant to or in connection with the Transaction Documents; provided that nothing herein shall prevent AIG or any Seller Party (or its Related Parties who are provided such information pursuant to clause (a) below) from disclosing any such information (a) to its Related Parties who have a need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) upon the request or demand of any regulatory authority, any tax authority or the National Association of Insurance Commissioners, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Transaction Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) with the consent of the Controlling Party, (f) to the extent such information becomes publicly available other than as a result of a breach of this Section or (g) to any prospective buyers of such Seller Party or prospective providers of financing for such buyers and their agents and representatives if such buyer or financing provider and their agents and representatives agree to be bound by the provisions of this Section with respect to such information; provided, further, that prior to any disclosure of information pursuant to clause (b) or (c) of the proviso above, AIG or such Seller Party shall notify the Buyer, if legally permitted to do so, of any proposed disclosure as far in advance of such disclosure as practicable and, upon the Buyer’s or the Controlling Party’s request, take all reasonable actions to ensure that any information disclosed is accorded confidential treatment, or if such notice to the Buyer and the Controlling Party is prohibited by law, inform the relevant court or regulatory authority of the Buyer’s and the Controlling Party’s interest in the disclosed information and request that such court, regulatory authority inform the Buyer and the Controlling Party of the disclosure.
     Section 6.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE

EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 6.14. Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement and the other Transaction Documents, the obligations of the Buyer under this Agreement and all other Transaction Documents are solely the obligations of the Buyer and shall be payable solely to the extent of funds received by and available to the Buyer in accordance with the Waterfall. Whether or not any portion of the Purchase Price or any other amount remains outstanding at the time, all obligations of the Buyer with respect to the Purchase Price and such other amounts shall be terminated and extinguished on the date on which all of the assets of the Buyer have been fully liquidated and disposed of and all proceeds thereof have been distributed in accordance with the Waterfall. No recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Buyer arising out of or based upon this Agreement or any other Transaction Document against any holder of a Membership Interest, employee, officer or Affiliate thereof and, except as specifically provided herein and in the other Transaction Documents, no recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Buyer arising out of or based upon this Agreement against the Collateral Agent, the Administrator, the Investment Manager or any holder of the Membership Interests of the Buyer or any Related Party of any thereof; provided that the foregoing shall not relieve any such person or entity from any liability they might otherwise have as a result of willful misconduct, gross negligence or fraudulent actions taken or omissions by them. The provisions of this Section shall survive the termination or expiration of this Agreement and payment in full of all of the Purchase Price.
     Section 6.15. Certain Tax Matters. It is the intention of the Parties that for U.S. federal income tax purposes: (a) the Senior Loan shall be treated as the sole equity interest in the Buyer; (b) the proceeds realized by the Sellers of the RMBS Pool shall be the sum of (i) the Cash Purchase Price, (ii) the Fixed Deferred Purchase Price (other than any interest thereon) and (iii) the Variable Deferred Purchase Price (other than any interest imputed thereon for federal income tax purposes); (c) the Buyer shall be treated as the owner of the RMBS Pool; and (d) the Buyer shall be treated as an entity disregarded from its owner. The terms of this Agreement and the other Transaction Documents shall be interpreted consistently with this intention, and the Parties agree to not take any position for U.S. federal income tax purposes (in a filing or otherwise) contrary to this intention. For the avoidance of doubt, each Party agrees that it shall not make an election to treat the Buyer as an association taxable as a corporation for federal income tax purposes.

     Section 6.16. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     Section 6.17. Further Assurances. Each of the Seller Parties and the Buyer agrees to execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Buyer or any of the Seller Parties may reasonably request, in order to effectuate the transactions contemplated by this Agreement; provided that no party shall be required to incur any costs or liabilities in connection therewith.
     Section 6.18. Third Party Beneficiary. The Senior Lender is an express third party beneficiary of Sections 1.03 and 6.06(d) hereof. The Investment Manager is an express third party beneficiary of Sections 1.06, 1.07, 3.05, 3.06, 6.06(d), 6.14 and 6.19 hereof. The Collateral Agent is an express third party beneficiary of Sections 1.01, 1.03, 1.06, 6.06(d) and 6.14 hereof.
     Section 6.19. Role Of Investment Manager And Controlling Party. Each party hereby accepts the role and powers of the Investment Manager described in the Credit Agreement and the other Transaction Documents and understands that the Investment Manager will be solely the agent of the Controlling Party. In addition, the Controlling Party has ultimate authority with respect to all decisions regarding the management of the Collateral (which it may delegate, in whole or in part, to the Investment Manager or otherwise), including decisions as to when to dispose of Collateral. In exercising such control, the Controlling Party and its agents, including the Investment Manager, shall have no duty to maximize returns on the Collateral or to take into account the interests of any AIG Entity or the Senior Lender or any other Secured Party.
ARTICLE 7
Definitions
     Section 7.01. Certain Definitions. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Buyer, as Borrower, Federal Reserve Bank of New York, as the Senior Lender and the Controlling Party, and the Collateral Agent. The following capitalized terms used herein shall have the following meanings:
     “Accrual Rate” means one month LIBOR as of October 29, 2008, which was 3.1175%, plus 1.0%.

     “Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, none of the Buyer, any Federal Reserve Bank nor the United States Treasury shall be deemed to be an “Affiliate” of any AIG Entity for purposes of any Transaction Document. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “AIG” means American International Group, Inc.
     “AIG Agent” has the meaning set forth in the introductory paragraph of this Agreement.
     “AIG Entity” has the meaning set forth in the Credit Agreement.
     “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
     “Calculation Period” has the meaning set forth in the Credit Agreement.
     “Cash Purchase Price” means an amount equal to (i) the Designated Purchase Price plus (ii) interest from and including the Designation Date to but excluding the Closing Date on the Designated Purchase Price at the Accrual Rate as set forth in column G of Schedule A hereto minus (iii) the Cash Purchase Price Adjustment Amount.
     “Cash Purchase Price Adjustment Amount” means an amount equal to (i) interest and other yield payments received by or on behalf of any Seller on each RMBS Issue (except payments due prior to the Designation Date and not included in the determination of the Designated Purchase Price of such RMBS Issue) on or after the Designation Date set forth in column J of Schedule A hereto (as may be revised by the Cash Purchase Price Adjustment Amount Certificate in accordance with Sections 1.02 (b) and (c)) plus (ii) all net sale proceeds, if any, and payments of principal received by or on behalf of any Seller in respect of each RMBS Issue on or after the Designation Date (except payments due prior to the Designation Date and not included in the determination of the Designated Purchase Price of such RMBS Issue) set forth in column I of Schedule A hereto (as may be revised by the Cash Purchase Price Adjustment Amount Certificate in accordance with Sections 1.02 (b) and (c)) plus (iii) interest at the Accrual Rate on each amount referred to in clauses (i) and (ii) above from and including the date as of which such amount is credited to the account of the AIG Agent or a Seller as set forth in column H of Schedule A hereto to but excluding the Closing Date as set forth in column L of Schedule A hereto (as may be revised by the

Cash Purchase Price Adjustment Amount Certificate in accordance with Sections 1.02 (b) and (c)).
     “Cash Purchase Price Adjustment Amount Certificate” means a certificate of the AIG Agent in substantially the form of Exhibit A hereto delivered pursuant to Section 1.02 (b) or (c) hereof.
     “Closing” means the consummation of the Transactions scheduled to occur on the Closing Date upon satisfaction of the conditions precedent set forth in Article 5 hereof and in Section 4.01 of the Credit Agreement.
     “Closing Date” has the meaning set forth in the Credit Agreement.
     “Collateral Account” has the meaning set forth in the Security Agreement.
     “Collateral Agent” has the meaning set forth in the Security Agreement.
     “Controlling Party” has the meaning set forth in the Credit Agreement.
     “Deferred Purchase Price” means the Fixed Deferred Purchase Price and the Variable Deferred Purchase Price.
     “Designated Purchase Price” means the sum of the amounts set forth opposite the Designated RMBS Issues in column F of Schedule A hereto, which amounts were determined as of the Designation Date and include accrued and unpaid interest and other yield payments (but not overdue interest and other equivalent yield payments) through but excluding the Designation Date as set forth in column E of Schedule A hereto.
     “Designated RMBS Issue” means an RMBS Issue listed on Schedule A attached hereto that is owned by the AIG Agent for the benefit of the Sellers on the Designation Date.
     “Designation Date” means October 31, 2008.
     “Disposition” means, with respect to any RMBS Issue or any right therein or thereunder, any sale, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have correlative meanings.
     “Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.
     “Fixed Deferred Purchase Price” means, with respect to all of the Sellers, an amount equal to one billion dollars ($1,000,000,000) plus interest thereon and, with respect to any Seller, such Seller’s Share of the Fixed Deferred Purchase Price.

     “Governmental Authority” means any federal, state, local, municipal or foreign court or governmental agency, authority, instrumentality or regulatory body, including any board of insurance, insurance department or insurance commissioner.
     “Junior Obligations” has the meaning set forth in Section 1.03(b).
     “LIBOR” has the meaning set forth in the Credit Agreement.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Material Adverse Effect” means (a) a material impairment of the totality of the rights and remedies of, or benefits available to the Buyer, the Senior Lender or the Collateral Agent under the Transaction Documents taken as a whole or (b) a material adverse effect on the value of the RMBS Pool.
     “NYUCC” means the UCC as in effect from time to time in the State of New York.
     “Obligor” means the issuer or the guarantor or both of any RMBS Issue, as the context requires.
     “Participation Percentage” means, with respect to each Seller, the percentage set forth below for that Seller:

Participation
Seller	Percentage
Seller 1: American General Life Insurance Company	17.65%
Seller 2: American General Life and Accident Insurance Company	4.41%
Seller 3: The United States Life Insurance Company in the City of New York	1.76%
Seller 4: AIG Life Insurance Company	3.91%
Seller 5: American International Life Assurance Company of New York	3.46%
Seller 6: American Life Insurance Company	2.13%
Seller 7: AIG Annuity Insurance Company	34.79%
Seller 8: The Variable Annuity Life Insurance Company	17.38%
Seller 9: SunAmerica Life Insurance Company	9.85%

Participation
Seller	Percentage
Seller 10: First SunAmerica Life Insurance Company	3.17%
Seller 11: AIG SunAmerica Life Assurance Company	1.49%
     “Party” has the meaning set forth in the preamble to this Agreement.
     “Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “Purchase Price” means, with respect to all of the Sellers, the sum of the Cash Purchase Price, the Fixed Deferred Purchase Price and the Variable Deferred Purchase Price and, with respect to any Seller, such Seller’s Share of the Purchase Price.
     “Related Instruments” means any participation, pooling, servicing or other agreement, document or instrument pursuant to which an RMBS Issue has been created, pooled, securitized, issued, sold, serviced, enhanced, insured or guaranteed and each other agreement, document, indenture and instrument that governs or affects the terms of, or secures the obligations represented by, such RMBS Issue or of which the holders of such RMBS Issue are the beneficiaries.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, attorneys, accountants, and other advisors, and controlling persons of such Person and such Person’s Affiliates. For the avoidance of doubt, none of the Buyer, any Federal Reserve Bank nor the United States Treasury shall be deemed to be a “Related Party” of any AIG Entity for purposes of any Transaction Document.
     “RMBS Issue” means the securities of a single issue of residential mortgage-backed securities listed on Schedule A attached hereto that is owned by the AIG Agent for the benefit of the Sellers immediately prior to the Closing, together with all right, title and interest in and to all Related Instruments.
     “RMBS Pool” means the RMBS Issues collectively.
     “S&P” means Standard & Poor’s.
     “Sanctions” has the meaning set forth in Section 2.08
     “Security Interest” has the meaning set forth in the Security Agreement.
     “Security Agreement” means the Security Agreement dated as of the date hereof among the Buyer, as borrower, the Federal Reserve Bank of New York, as the Senior Lender and the Controlling Party, and The Bank of New York Mellon, as Collateral Agent.
     “Seller” and “Sellers” have the respective meanings set forth in the introductory paragraph to this Agreement.
     “Seller Parties” has the meaning set forth in the introductory paragraph of this Agreement.
     “Senior Debt” has the meaning set forth in Section 1.03(b).
     “Senior Lender” has the meaning set forth in the Credit Agreement.
     “Share” means, with respect to any Seller, such Seller’s ownership interest in an RMBS Issue, RMBS Pool, Cash Purchase Price or Deferred Purchase Price in the amount of its Participation Percentage thereof.
     “Transaction Documents” has the meaning set forth in the Credit Agreement.
     “Transactions” means the transactions contemplated by the Transaction Documents.
     “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state.
     “Variable Deferred Purchase Price” means, with respect to all of the Sellers, 1/6th of the net cash proceeds from the RMBS Pool plus cash on hand with the Buyer after payment in full of the Senior Loan plus accrued interest thereon and the Fixed Deferred Purchase Price plus accrued interest thereon and, with respect to any Seller, such Seller’s Share of the Variable Deferred Purchase Price.
     “Waterfall” means the order of payments set forth in Section 5(b) of the Security Agreement.
     Section 7.02. Other Definitional Provisions. (a) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time, or any successor or replacement agreement which may be entered into from time to time.
     (b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
[signature pages follow]

     IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

MAIDEN LANE II LLC, by the Federal Reserve Bank of New York, as its sole Managing Member			FEDERAL RESERVE BANK OF NEW YORK, as Controlling Party

By:	/s/ Helen Mucciolo		By:	/s/ Helen Mucciolo

	Name:	Helen Mucciolo		Name:	Helen Mucciolo
	Title:	Senior Vice President		Title:	Senior Vice President

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ David L. Herzog

	Name:	David L. Herzog
	Title:	Executive Vice President and
Chief Financial Officer

AMERICAN GENERAL LIFE INSURANCE COMPANY			AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Mary Jane B. Fortin		By:	/s/ Mary Jane B. Fortin

	Name:	Mary Jane B. Fortin		Name:	Mary Jane B. Fortin
	Title:	Executive Vice President and		Title:	Executive Vice President
Chief Financial Officer

AMERICAN GENERAL LIFE INSURANCE COMPANY			AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Kyle L. Jennings		By:	/s/ Kyle L. Jennings

	Name:	Kyle L. Jennings		Name:	Kyle L. Jennings
	Title:	Executive Vice President, General Counsel and Secretary		Title:	Executive Vice President, General Counsel and Secretary

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK			THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	/s/ Mary Jane B. Fortin		By:	/s/ Kyle L. Jennings

	Name:	Mary Jane B. Fortin		Name:	Kyle L. Jennings
	Title:	Executive Vice President and		Title:	Executive Vice President,
		Chief Financial Officer			General Counsel and Secretary

AIG LIFE INSURANCE COMPANY			AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

By:	/s/ Mary Jane B. Fortin		By:	/s/ Mary Jane B. Fortin

	Name:	Mary Jane B. Fortin		Name:	Mary Jane B. Fortin
	Title:	Executive Vice President and		Title:	Executive Vice President and
		Chief Financial Officer			Chief Financial Officer

AIG LIFE INSURANCE COMPANY			AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

By:	/s/ Kyle L. Jennings		By:	/s/ Kyle L. Jennings

	Name:	Kyle L. Jennings		Name:	Kyle L. Jennings
	Title:	Executive Vice President,		Title:	Executive Vice President,
		General Counsel and Secretary			General Counsel and Secretary

AMERICAN LIFE INSURANCE COMPANY			AIG ANNUITY INSURANCE COMPANY

By:	/s/ Dennis R. Vigneau		By:	/s/ N. Scott Gillis

	Name:	Dennis R. Vigneau		Name:	N. Scott Gillis
	Title:	Chief Financial Officer		Title:	Senior Vice President Chief Financial Officer

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY			SUNAMERICA LIFE INSURANCE COMPANY

By:	/s/ N. Scott Gillis		By:	/s/ N. Scott Gillis

	Name:	N. Scott Gillis		Name:	N. Scott Gillis
	Title:	Senior Vice President		Title:	Senior Vice President
		Chief Financial Officer			Chief Financial Officer

FIRST SUNAMERICA LIFE INSURANCE COMPANY			AIG SUNAMERICA LIFE ASSURANCE COMPANY

By:	/s/ N. Scott Gillis		By:	/s/ N. Scott Gillis

	Name:	N. Scott Gillis		Name:	N. Scott Gillis
	Title:	Senior Vice President		Title:	Senior Vice President
		Chief Financial Officer			Chief Financial Officer

AIG SECURITIES LENDING CORP., as AIG Agent

By:	/s/ Michael F. Thorp

	Name:	Michael F. Thorp
	Title:	Vice President

Schedule A to
Asset Purchase Agreement
DESIGNATED RMBS POOL
[Attached]

Schedule B
to
Asset Purchase Agreement
SELLERS

Jurisdiction of
Seller	Organization
Seller 1: American General Life Insurance Company	Texas
Seller 2: American General Life and Accident Insurance Company	Tennessee
Seller 3: The United States Life Insurance Company in the City of New York	New York
Seller 4: AIG Life Insurance Company	Delaware
Seller 5: American International Life Assurance Company of New York	New York
Seller 6: American Life Insurance Company	Delaware
Seller 7: AIG Annuity Insurance Company	Texas
Seller 8: The Variable Annuity Life Insurance Company	Texas
Seller 9: SunAmerica Life Insurance Company	Arizona
Seller 10: First SunAmerica Life Insurance Company	New York
Seller 11: AIG SunAmerica Life Assurance Company	Arizona

Schedule C
to
Asset Purchase Agreement
NOTICE INFORMATION
EACH SELLER PARTY
[Name of Seller]
c/o American International Group, Inc.
70 Pine Street, New York, New York 10270
Attention: General Counsel
Fax: (212) 425-2175
Telephone: (212) 770-7000
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street, New York, New York 10004
Attention: Robert W. Reeder III, Michael M. Wiseman
                  and Benjamin R. Weber
Telephone: (212) 558-4000
BUYER
Federal Reserve Bank of New York
33 Liberty Street New York, New York 10045
Attention: William Walsh, Assistant Vice President
Telecopy: (212) 720-5686
Telephone: (212) 720-7743
E-mail: william.walsh@ny.frb.org

with copies to:
Federal Reserve Bank of New York
33 Liberty Street New York, New York 10045
Attention: Joyce M. Hansen, Deputy General Counsel and Senior Vice President
Telecopy: (212) 720-1756
Telephone: (212) 720-5024
E-mail: joyce.hansen@ny.frb.org
Davis Polk & Wardwell
450 Lexington Avenue, New York, New York 10017
Attention: Marshall S. Huebner and Robert L. Heckart
Telephone: (212) 450-4000

EXHIBIT A
to
Asset Purchase Agreement
CASH PURCHASE PRICE ADJUSTMENT AMOUNT
CERTIFICATE
Date:                     ,
     Pursuant to Section 1.02 [(b)][(c)]] of the Asset Purchase Agreement dated as of December      , 2008 (as amended, modified or supplemented from time to time, the “Asset Purchase Agreement”; the terms defined therein being used herein as therein defined) among the Sellers named therein, AIG Securities Lending Corp. (the “AIG Agent”), Maiden Lane II and Federal Reserve Bank of New York, the AIG Agent hereby certifies as follows:
     1. Set forth on Annex A hereto is a true and correct revised description of the cash flows on each Designated RMBS Issue identified therewith from and including October 31, 2008 to and excluding the Closing Date.
     2. The amounts set forth in columns I, J and L of Schedule A attached to the execution copies of the Asset Purchase Agreement delivered on the Closing Date are revised as set forth in columns I, J and L of the Annex A hereto.
     3. Each Seller’s portion of the [final] [revised final] Cash Purchase Price Adjustment Amount is set forth on Annex B hereto.
     4. The amount by which the [final][revised final] Cash Purchase Price Adjustment Amount differs from the [estimated Cash Purchase Price Adjustment Amount] [prior final Cash Purchase Price Adjustment Amount set forth in the Cash Purchase Price Adjustment Amount Certificate dated as of           ,           ] is $          .
[signature page follows]

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed in its name and behalf by its duly authorized representative as of the date first above-written.

AIG SECURITIES LENDING CORP., as AIG Agent
By:
Name:
Title:

Annex A to
Cash Purchase Price
Adjustment Amount
Certificate
CASH PURCHASE PRICE ADJUSTMENT AMOUNT

L
		I	J	Accrued Interest on	Cash Purchase Price
A	B	Post 10/31/2008	Post 10/31/2008	amounts in columns	Adjustment Amount
CUSIP	Security Name	Principal	Interest	I and J	(I+J+L)

Total

Annex B
to
Cash Purchase Price
Adjustment Amount
Certificate
Cash Purchase Price Adjustment Amount for each Seller
Date:

Amount by which the
[final] [revised
final] Cash
Purchase Price
Adjustment Amount
exceeds (is less
than) the
			Cash Purchase Price		[estimated] [prior
	Seller’s		Adjustment Amount		final] Cash
	Participation		for each		Purchase Price
Seller	Percentage		Seller[1]		Adjustment Amount
Seller 1	[ ]	%	$	[ ]	$ [ ]
Seller 2	[ ]	%	$	[ ]	$ [ ]
Seller 3	[ ]	%	$	[ ]	$ [ ]
Seller 4	[ ]	%	$	[ ]	$ [ ]
Seller 5	[ ]	%	$	[ ]	$ [ ]
Seller 6	[ ]	%	$	[ ]	$ [ ]
Seller 7	[ ]	%	$	[ ]	$ [ ]
Seller 8	[ ]	%	$	[ ]	$ [ ]

[1]	For each Seller: the product of (x) such Seller’s Participation Percentage as set forth in the second column of this table and (y) the Cash Purchase Price Adjustment Amount for the RMBS Pool as set forth in the last column of Annex A.

Amount by which the
[final] [revised
final] Cash
Purchase Price
Adjustment Amount
exceeds (is less
than) the
			Cash Purchase Price	[estimated] [prior
	Seller’s		Adjustment Amount	final] Cash
	Participation		for each	Purchase Price
Seller	Percentage		Seller[1]	Adjustment Amount
Seller 9	[ ]	%	$ [ ]	$ [ ]
Seller 10	[ ]	%	$ [ ]	$ [ ]
Seller 11	[ ]	%	$ [ ]	$ [ ]